As filed with the Securities and Exchange Commission on August 14, 1997
                                           Registration No. 33-54400

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 2 TO
                               FORM S-8
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933
              Containing a Reoffer Prospectus on Form S-3

                         Ionics, Incorporated
        (Exact name of registrant as specified in its charter)

         Massachusetts                        04-2068530
(State or other jurisdiction of (IRS Employer Identification No.)
 incorporation or organization)


           65 Grove Street, Watertown, Massachusetts  02172
          (Address of principal executive offices) (Zip Code)

                        1986 Stock Option Plan
                      for Non-Employee Directors
                       (full title of the plan)

                             STEPHEN KORN
                  Vice President and General Counsel
                         Ionics, Incorporated
                            65 Grove Street
                         Watertown, MA  02172
                            (617) 926-2500

        (Name, address including zip code and telephone number, including area code, of agent for service)



Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.




If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

/1





                           EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to the Registrant's Common Stock offered pursuant to the Registrant's 1986 Stock Option Plan for Non-Employee Directors. A total of 100,000 shares of Common Stock were registered with the filing of Form S-8 on November 12, 1992. Pursuant to Rule 416 under the
Securities Act of 1933, as amended, such filing also covered an additional 100,000 shares of Common Stock issuable under such
Plan as a result of a 2-for-1 stock split by way of 100% stock
dividend distributed on January 6, 1995.   The purpose of this
Amendment No. 2 is to update a Prospectus prepared in accordance with the requirements of Part I of Form S-3 which relates to the reoffer or resale by certain Selling Stockholders of certain shares of the Registrant's Common Stock covered by the Prospectus prepared in accordance with the requirements of Form S-8.



































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PROSPECTUS

                         IONICS, INCORPORATED


                             62,500 Shares

                             Common Stock

                       $1.00 par value per share


     This Prospectus relates to the offer and sale of 62,500 shares (the "Shares") of common stock, $1.00 par value per share (the "Common Stock"), of Ionics, Incorporated (the "Company" or "Ionics") which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

     The Company's Common Stock is listed on the New York Stock
Exchange (NYSE) under the symbol "ION."  On August 13, 1997, the
Closing price of the Common Stock on the NYSE was $41 5/16.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.



              The date of this Prospectus is August 14, 1997


                                  -3-
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                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus and any registration statement containing this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be made to Stephen Korn, Clerk, Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02172 (telephone: (617) 926-2500).




















                                  -4-
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                              THE COMPANY

The Company's principal offices are located at 65 Grove Street, Watertown, MA 02172, and its telephone number is (617) 926-2500.

                            USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

                       THE SELLING STOCKHOLDERS

     This Prospectus relates to possible sales by certain stockholders who are also non-employee directors of the Company of Shares issued pursuant to the exercise of options granted to such stockholders under the Company's 1986 Stock Option Plan for Non-Employee Directors.

     The following table shows the name of each of the Selling Stockholders, the number of outstanding Shares of Common Stock of the Company beneficially owned by him as of August 11, 1997, and the number of Shares available for resale hereunder. Because the Selling Stockholders may sell all or part of their Shares pursuant to this Prospectus, no estimate can be given as to the amount of Shares that will be held by each of them upon termination of this offering.

                       SELLING STOCKHOLDER TABLE

                              Number of              Number of
                               Shares                 Shares
                              Available              Available
                              Beneficially           for Sale
Name                            Owned                Hereunder

Douglas R. Brown                 4,000                 4,000
William L. Brown                13,000                11,000
Arnaud de Vitry d'Avaucourt     29,500                 7,500
Robert B. Luick                 15,900(1)              7,500
John J. Shields                  7,960                 7,500
Carl S. Sloane                   5,500                 5,000
Daniel I.C. Wang                 2,000                 2,000
Mark S. Wrighton                 7,100                 7,000
Allen S. Wyett                  13,150                11,000



(1) Includes 200 shares held by a member of Mr. Luick's immediate family, as to which Mr. Luick disclaims beneficial ownership.

                                 -5-
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                        PLAN OF DISTRIBUTION


     The Shares offered hereby are being sold by each of the Selling Stockholders for his own account. The Company will not receive any of the proceeds from this offering.

     The Shares have been listed on the New York Stock Exchange. It is anticipated that the Selling Stockholders may from time to time make sales of all or part of the Shares of Common Stock covered by this Prospectus on the New York Stock Exchange at prices and terms prevailing at the time of any such sale. Any such sales may be made through broker-dealers acting as agents in ordinary brokerage transactions. The Selling Stockholders will pay brokerage commissions or discounts with respect to the sale of Shares in amounts customary for the type of transaction effected. In addition to sales under this Prospectus, the Selling Stockholders may also effect sales of Shares of Common Stock covered by this Prospectus pursuant to Rule 144 promulgated under the Act. All the foregoing transactions will be made without payment of any underwriting commissions or discounts, other than the customary brokers' fees normally paid in connection with such transactions. The Selling Stockholders will have the right to withdraw the offered Shares prior to sale. There is no present plan of distribution.

                INTEREST OF NAMED EXPERTS AND COUNSEL

          The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Stephen Korn, Esq., Vice President and General Counsel of the Company. Mr. Korn is the beneficial owner of 81,596 shares of Common Stock, including 80,000 shares of Common Stock in the form of presently exercisable stock options and 373 shares held in the Ionics
Section 401(k) Stock Savings Plan.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated by reference in this Prospectus:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996.

(b) The Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997.

(c) The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration
Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.



                                 -6-
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(d)  All documents subsequently filed with the Commission by the
Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

              INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is permitted by Massachusetts law and required by its By-laws to indemnify any director or officer or former director or officer against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he shall have been finally adjudicated in any action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon the Company's receipt of the undertaking of the person indemnified to repay such payment if such person shall be adjudicated not entitled to such indemnification.

     Directors and officers are also insured up to an aggregate amount of $10 million under a Directors' and Officers' Liability and Company Reimbursement Policy.

     The Company's Restated Articles of Organization include a provision limiting the personal liability of directors of the Company to its stockholders for monetary damages for breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                 -7-
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                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

     The documents containing the information specified in this
Item 1 will be sent or given to participants in the 1986 Stock Option Plan for Non-Employee Directors as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registrant Information and Employee Plan Annual Information.

     The documents containing the information specified in this
Item 2 will be sent or given to participants as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                               PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed with the Commission are incorporated by reference in this Prospectus:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996.

(b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997.

(c) The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration
Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

(d) All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
                                 -8-
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Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Stephen Korn, Esq., Vice President and General Counsel of the Company. Mr. Korn is the beneficial owner of 81,596 shares of Common Stock, including 80,000 shares of Common Stock in the form of presently exercisable stock options and 373 shares held in the Ionics
Section 401(k) Stock Savings Plan.

Item 6.  Indemnification of Directors and Officers.

     The Company is permitted by Massachusetts law and required by its By-laws to indemnify any director or officer or former director or officer against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he shall have been finally adjudicated in any action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon the Company's receipt of the undertaking of the person indemnified to repay such payment if such person shall be adjudicated not entitled to such indemnification.

     Directors and officers are also insured up to an aggregate amount of $10 million under a Directors' and Officers' Liability and Company Reimbursement Policy.

     The Company's Restated Articles of Organization include a provision limiting the personal liability of directors of the Company to its stockholders for monetary damages for breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law.

Item 7.  Exemption from Registration Claimed.

         Not applicable.










                                 -9-
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Item 8.  Exhibits.

Exhibit No.        Description of Exhibit

*4.1 Rights Agreement, dated as of December 22, 1987, as amended and restated as of August 22, 1989, between the Company and The First National Bank of Boston (filed as Exhibit 1 to the Company's Current Report on Form 8-K dated August 30, 1989).

*4.2 Indenture, dated as of December 22, 1987, between the Company and The First National Bank of Boston, relating to Rights Agreement(filed as Exhibit 2 to the Company's Current Report on Form 8-K dated December 22, 1987).

*4.3 Form of Common Stock Certificate (filed as Exhibit 4.10 to the Company's Registration Statement on Form S-2, No. 33-38290, filed on December 18, 1990).

*4.4 Ionics, Incorporated 1986 Stock Option Plan for Non-Employee Directors, as amended through February 19, 1997(filed as Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

*5.1 Opinion of Stephen Korn, General Counsel (filed on November 12,1992 as exhibit 5.1 to the Company's registration statement on Form S-8).

23.1     Consent of Coopers & Lybrand L.L.P.

*23.2 Consent of Stephen Korn, General Counsel (included in Exhibit 5 as previously filed).

*24.0 Power of Attorney (filed on November 12, 1992 as Exhibit 25 to Company's registration statement on Form S-8).
___________________________________
* Incorporated herein by reference.


















                                -10-
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Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 145(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                -11-
/11


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



































                                -12-
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                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Watertown and Commonwealth of Massachusetts on the 13th day of August, 1997.

                                   IONICS, INCORPORATED

                                   By: /s/Arthur L. Goldstein_________
                                        Chairman of the Board,
                                        President and
                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                    Date


/s/Arthur L. Goldstein        Chairman of the Board    August 13, 1997
Arthur L. Goldstein           President and Chief
                              Executive Officer
                              (Principal Executive Officer)


/s/Robert J. Halliday         Vice President,          August 13, 1997
Robert J. Halliday            Finance and
                              Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)

















                                -13-
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Signature                         Title                  Date


/s/Arthur L. Goldstein*           Director               August 13, 1997
Arthur L. Goldstein               (Chairman of the
                                  Board of Directors)

                                  Director
Douglas R. Brown

/s/William L. Brown*              Director               August 13, 1997
William L. Brown

/s/Arnaud de Vitry D'Avaucourt*   Director               August 13, 1997
Arnaud de Vitry d'Avaucourt

/s/William E. Katz*               Director               August 13, 1997
William E. Katz

/s/Robert B. Luick*               Director               August 13, 1997
Robert B. Luick

/s/John J. Shields*               Director               August 13, 1997
John J. Shields

                                  Director
Carl S. Sloane

                                  Director
Daniel I.C. Wang

                                  Director
Mark S. Wrighton

/s/Allen S. Wyett*                Director               August 13, 1997
Allen S. Wyett


*By: /s/Stephen Korn
     Stephen Korn
     Attorney-in-fact












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                             EXHIBIT INDEX
                                                              Sequentially
                                                                Numbered
Exhibit No.        Description of Exhibits                        Page

 4.1     Rights Agreement, dated as of December 22, 1987, as       *
         amended and restated as of August 22, 1989, between the Company and The First National Bank of Boston
         (filed as Exhibit 1 to the Company's Current Report on Form 8-K dated August 30, 1989).

 4.2     Indenture, dated as of December 22, 1987, between         *
         the Company and The First National Bank of Boston, relating to Rights Agreement(filed as Exhibit 2 to the Company's Current Report on Form 8-K dated
         December 22, 1987).

 4.3     Form of Common Stock Certificate (filed as Exhibit 4.10   *
         to the Company's Registration Statement on Form S-2,
         No. 33-38290, filed on December 18, 1990).

 4.4     Ionics, Incorporated 1986 Stock Option Plan for           *
         Non-Employee Directors, as amended through
         February 19, 1997 (filed as Exhibit 10.2 to the
         Company's Annual Report on Form 10-K for the year ended December 31, 1996).

 5.1     Opinion of Stephen Korn, General Counsel (filed as        *
         Exhibit 5.1 to the Company's registration statement on Form S-8).

 23.1    Consent of Coopers & Lybrand L.L.P.                      16

 23.2    Consent of Stephen Korn, General Counsel (included        *
         in Exhibit 5.1 as previously filed).

 24.0    Power of Attorney (field as Exhibit 25 to Company's       *
         registration statement on Form S-8).


___________________________________
* Incorporated herein by reference.












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